Exhibit 2.2

                        SAND HILLS PARTNERS, L.L.C.
                   A Maryland limited liability company

                    Limited Recourse Promissory Note

                             (the "Note"")


FIXED DOLLAR PRINCIPAL: USD$1,500,000


Original Issue Date: March 1, 2006


FOR VALUE RECEIVED, Sand Hills Partners, L.L.C., a Delaware limited liability company (hereinafter called the "Company" or "Maker") which term includes any successor corporation, hereby promises to pay to David M. Klausmeyer or his heirs, executors or assigns ("Holder"), the principal sum of One Million Five Hundred Thousand Dollars ($1,500,000) ("Fixed Dollar Principal"), as follows:

1. Payment of Fixed dollar Principal.

    A. Maker shall pay to Holder, an amount equal to 50% of any "Net Proceeds" derived by Maker from its ownership interests in and to the shares of G/O International, Inc., a Colorado corporation ("G/O") and/or Waterbury Resources, Ltd., a Cayman Islands company and subsidiary of G/O ("Waterbury") until payment of USD$200,000 have been paid to Holder, after which the balance of the Fixed Dollar Principal of $1,300,000 shall be paid through the tender of an amount equal to 37% of any Net Proceeds derived by Maker from its ownership interests in and to the shares of G/O and/or Waterbury, until the full Fixed Dollar Amount is paid in full.

    B. Holder shall be entitled to the lesser of: (1) the balance of any Fixed Dollar Principal due and owing and not otherwise paid pursuant to Paragraph A herein above or (2) an amount equal to 37% of the "Transaction Value" in the event of: (i) the sale of the Company's assets ("Asset Sale"), (ii) the unauthorized sale or other transfer of any existing partnership interests in the Company ("Sale or Transfer of Existing Partnership Interests"). The "Transaction Value" shall equal the total sum of all amounts payable to all of the Company's Partners, by reason of their interests in the Company as the result of an Asset Sale, or a Sale or Transfer of Existing Partnership Interests as defined herein above,

    C. Holder shall be entitled to the balance of the Fixed Dollar Principal upon the occurrence of an event of default as provided in paragraph 5 herein below ("Default Event").

    D. Net Proceeds shall mean any cash derived by the Company or SHP as the result of the ownership of shares of G/O and or Waterbury along with any other shares that may be distributed by either G/O or Waterbury ("distributed shares") which, distributed shares, shall either be sold for cash by the Company or further distributed to Holder in which case, for purposes of calculating the amount paid to Holder as Fixed Dollar Principal, hereunder, shall be deemed to be payment equal to the value place on such interests at the time of distribution by G/O or Waterbury.

2. Pledge Agreement. Simultaneous with the execution and delivery of this Note, Maker has executed and delivered to Holder its Pledge Agreement ("Pledge Agreement") thereby securing its performance under this Note by the pledge of one hundred percent of its interests in and to the Company. Holder hereby acknowledges that this is a limited recourse note and Holders sole remedy in the event of a default hereunder shall be to proceed against the collateral provided under the Pledge Agreement or any collateral pledged by the Guarantor, as provided herein.

3. Unconditional Guaranty and Pledge. The obligation of Maker to pay all sums due and owing under this Note is guaranteed by the Company's limited guarantee, which guaranty is secured only by its pledge of all of its assets (the "Limited Guaranty and Pledge Agreement").

4. Timing and Form of Payment. Payments on this Note due under paragraph 1A will be made by Maker within ten business days after receipt of any Net Proceeds by the Company. Payments on this Note due under paragraph 1B will be made by Maker within 30 business days after completion of an Asset Sale or Sale or Transfer of Existing Partnership Interests. Payment on this Note under paragraph 1C shall be due upon the occurrence of an event of default, or in the event that payment is due pursuant by check delivered to the offices of Holder located at such location as shall from time to time be designated to Maker in writing by Holder, in such coin or currency of the United States of America as it the time of payment is legal tender for payment of public and private debts.

5. Default. The occurrence of any of the following events of default shall, at the option of the Holder hereof, make all sums of Principal (both Fixed Dollar and/or Variable) and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due an payable, all without demand, presentment or notice, all of which hereby are expressly waived:

        5.1 Failure to Pay Principal or Interest. The Maker fails to pay any installment of Fixed Dollar Principal.

        5.2 Breach of Covenant. The Maker breaches any covenant or other term or condition of this Note, the Security Agreement or the Partnership Interest Purchase Agreement or the Guarantor breaches any covenant or other term or condition of the Guaranty and Pledge, or any document or instrument executed and delivered in connection therewith.

        5.3 Breach of Representations and Warranties. Any representation or warranty of the Maker made in this Note, the Security Agreement or the Partnership Interest Purchase Agreement or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith; or any representation or warranty made by the Guarantor in Guaranty and Pledge or any document or instrument executed and delivered in connection therewith shall be false or misleading in any material respect.

        5.4 Receiver or Trustee. The Maker or any Guarantor shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

        5.5 Judgments. Any money judgment, writ or similar process shall be entered or filed against Maker or any Guarantor or any of their respective properties or other assets for more than $25,000, and shall remain unvacated, unbonded or unstayed for a period of ten (10) days.

        5.6 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Maker or any Guarantors.

        5.7 Notice of Event of Default. Maker shall provide Holder written notice of the occurrence of an event of default within 24 hours after Maker is notified or becomes aware of such event of default. Failure to provide such notice shall be deemed a further event of default.

8. Application of Payments. Any payment made against the indebtedness evidenced by this Note shall be applied against the following items in the following order: (1) cost of collection including reasonable attorney's fees incurred or paid and all costs, expense, default interest, late charges and other expense incurred by Holder and reimbursable to Holder pursuant to this Note; (2) outstanding Fixed Dollar Principal due under this Note.

9. Assignment of Note. This Note may not be assigned by Holder without the express written consent of the Maker.

10. Waiver of Presentment. Maker and Guarantors shall be jointly and severally liable for the obligations hereby and hereby jointly and severally waive presentment and demand for payment, notice of dishonor, protest and notice of protest, and any and all lack of diligence or delays in commencement or enforcement hereof. Said parities consent to any modification or extension of time (whether one or more) of payment hereof, the release of all or any part of the security for the payment hereof and the release of any party liable for payment of this obligation. Any modification, extension or release may be without notice to any such party and shall be discharge said parties' liability hereunder.


IN WITNESS WHEREOF, each of the parties have caused this instrument to be duly executed as of the date first above written.




MAKER


Sand Hills Partners, L.L.C. a Delaware
Limited Liability Company



/s/ George Jarkesy
George Jarkesy, Voting Member





HOLDER

/s/ David M. Klausmeyer
David M. Klausmeyer
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